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  OMB APPROVAL
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     OMB No. 3235-0145
Expires December 31, 1997
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (RULE 13D - 102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d - 2(b)
                            (Amendment No. _______)(1)


                  Professional Transportation Group Ltd., Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                             -----------------------
                         (Title of Class of Securities)


                                   724963 10 1
                            ------------------------
                                 (CUSIP Number)


                                  June 29, 2000
                            ------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ]     Rule 13d-1(b)
                                [X]     Rule 13d-1(c)
                                [ ]     Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                      (Continued on the following page(s))

CUSIP No.  724963 10 1                     13G                    Page 2 of 7
         -----------------
--------------------------------


   (1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Serra/Martin Living Trust
--------------------------------------------------------------------------------
   (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
               <>                                                       (b) [ ]

--------------------------------------------------------------------------------
   (3) SEC USE ONLY

--------------------------------------------------------------------------------

   (4) CITIZENSHIP OR PLACE OF ORGANIZATION

               California
--------------------------------------------------------------------------------
                    (5) SOLE VOTING POWER
     NUMBER OF          930,000
       SHARES       -----------------------------------------------------------
    BENEFICIALLY    (6) SHARED VOTING POWER
      OWNED BY          0
       EACH         -----------------------------------------------------------
     REPORTING      (7) SOLE DISPOSITIVE POWER
      PERSON           930,000
       WITH         -----------------------------------------------------------
                    (8) SHARED DISPOSITIVE POWER
                        0
-------------------------------------------------------------------------------

   (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               930,000

-------------------------------------------------------------------------------
   (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------

   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.1%
-------------------------------------------------------------------------------

   (12)  TYPE OF REPORTING PERSON*

               OO
-------------------------------------------------------------------------------

CUSIP No.  724963 10 1                     13G                      Page 3 of 7
         -----------------
--------------------------------


   (1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Robert Serra, Trustee
--------------------------------------------------------------------------------
   (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
              <>                                                        (b) [ ]

--------------------------------------------------------------------------------
   (3) SEC USE ONLY

--------------------------------------------------------------------------------

   (4) CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------

                    (5) SOLE VOTING POWER
                         0
     NUMBER OF      -----------------------------------------------------------
       SHARES
    BENEFICIALLY    (6)  SHARED VOTING POWER
      OWNED BY           930,000
        EACH        -----------------------------------------------------------
     REPORTING      (7)  SOLE DISPOSITIVE POWER
       PERSON             0
        WITH        -----------------------------------------------------------
                    (8)  SHARED DISPOSITIVE POWER
                         930,000
-------------------------------------------------------------------------------

   (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               930,000

-------------------------------------------------------------------------------
   (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------

   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.1%
-------------------------------------------------------------------------------

   (12)  TYPE OF REPORTING PERSON*

               IN
-------------------------------------------------------------------------------

CUSIP No.  724963 10 1                     13G                    Page 4 of 7
         -----------------
--------------------------------


   (1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Susan Martin, Trustee
--------------------------------------------------------------------------------
   (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
               <>                                                       (b) [ ]

--------------------------------------------------------------------------------
   (3) SEC USE ONLY

--------------------------------------------------------------------------------

   (4) CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------

                    (5) SOLE VOTING POWER
                         0
     NUMBER OF      -----------------------------------------------------------
       SHARES
    BENEFICIALLY    (6)  SHARED VOTING POWER
      OWNED BY           930,000
        EACH        -----------------------------------------------------------
     REPORTING      (7)  SOLE DISPOSITIVE POWER
       PERSON             0
        WITH        -----------------------------------------------------------
                    (8)  SHARED DISPOSITIVE POWER
                         930,000
-------------------------------------------------------------------------------

   (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               930,000

-------------------------------------------------------------------------------
   (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------

   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.1%
-------------------------------------------------------------------------------

   (12)  TYPE OF REPORTING PERSON*

               IN
-------------------------------------------------------------------------------

Item 1(a).   Name of Issuer.

             Professional Transportation Group Ltd., Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices.

             1950 Spectrum Circle, Suite B-100, Marietta, Georgia 30067

Item 2(a).   Name of Person Filing.

             Serra/Martin Living Trust, Robert Serra, Trustee and Susan Martin, Trustee

Item 2(b).   Address of Principal Business Office or, if none, Residence.

             1913 E. 17th Street, Suite 115, Santa Ana, California  92701

Item 2(c).   Citizenship.

             The trust is a California trust and Mr. Serra and Ms. Martin are citizens of the United States.

Item 2(d).   Title of Class of Securities.

             Common Stock

Item 2(e).   CUSIP Number.

             724963 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

             Not applicable

Item 4.      Ownership.

             (a)  Amount Beneficially Owned:

                   930,000 shares

             (b)  Percent of Class:

                   9.1%

             (c)  Number of Shares as to Which Such Person has:

                   Serra/Martin Living Trust
                   (i)   sole power to vote or to direct the vote: 930,000
                   (ii)  shared power to vote or to direct the vote: 0
                   (iii) sole power to dispose or to direct the disposition
                         of: 930,000
                   (iv) shared power to dispose or to direct the disposition of: 0

                   Robert Serra, Trustee
                   (i)   sole power to vote or to direct the vote: 0
                   (ii)  shared power to vote or to direct the vote: 930,000
                   (iii) sole power to dispose or to direct the disposition
                         of: 0
                   (iv) shared power to dispose or to direct the disposition of: 930,000

                   Susan Martin, Trustee
                   (i)   sole power to vote or to direct the vote: 0
                   (ii)  shared power to vote or to direct the vote: 930,000
                   (iii) sole power to dispose or to direct the disposition
                         of: 0
                   (iv) shared power to dispose or to direct the disposition of: 930,000


Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable

Item 8.      Identification and Classification of Members of the Group.

             Not applicable

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 8, 2000           SERRA/MARTIN LIVING TRUST



                                 By: /s/ Robert Serra
                                     ------------------------------------------
                                         Robert Serra, Trustee



                                 By: /s/ Susan Martin
                                     -------------------------------------------
                                         Susan Martin, Trustee


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